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                                                                      Exhibit 11


                       CONSENT OF INDEPENDENT ACCOUNTANTS





We consent to the incorporation by reference in this Post-Effective Amendment No. 45 to the Registration Statement (File No. 2-53808) of Trust for Federal Securities (the "Company") on Form N-1A under the Securities Act of 1933 of our report dated December 9, 1997 on our audit of the financial statements and financial highlights of the Company, which report is included in the Annual Report of Shareholders for the year ended October 31, 1997 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm under the caption "Financial Highlights" in the Prospectus and under the captions "Auditors" and "Financial Statements" in the Statement of Additional Information.








Coopers & Lybrand L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 25, 1998